Soul and Vibe Interactive Completes Acquisition of Soul and Vibe Entertainment to Enter $56 Billion Digital Game Industry

Acquisition brings key assets including gaming and content agreements with Microsoft, Sony and General Mills

MINNEAPOLIS, MN, February 7, 2013 – Soul and Vibe Interactive Inc. (OTC BB: SOUL), or the “Company,” a video and computer games company, today announced it has completed the acquisition of Soul and Vibe Entertainment, Inc. Game industry veteran Peter Anthony Chiodo (“Tony”), the CEO and founder of Soul and Vibe Entertainment, has assumed the position of CEO and President of Soul and Vibe Interactive. Soul and Vibe Interactive’s former CEO, President, and CFO, Pauline Carson, has transitioned to Vice President. As a result of the transaction, Soul and Vibe Interactive now has 109 million shares outstanding.

The completion of this acquisition secures Soul and Vibe Entertainment, Inc.’s strategic and valuable contractual agreements as assets for Soul and Vibe Interactive Inc. Soul and Vibe Entertainment has several strategic and valuable contractual agreements which include a license agreement with General Mills, and game development and publishing agreements for the PlayStation® 3 computer entertainment system and PlayStation® Vita (PS Vita) from Sony Computer Entertainment America and the Xbox 360® video game and entertainment system, Windows 8, Windows Live, and Windows Phone from Microsoft. In addition to Windows Phone, Soul and Vibe Interactive will also develop and publish games for mobile platforms such as Apple iOS (iPhone, iPad, and iPod Touch) and Android.

“We are very excited to have transitioned into a publicly traded company. This is an important milestone for us. Our publishing licenses for Xbox 360 and the PlayStation 3 are key assets that we intend to leverage for the development and publishing of numerous games across multiple genres and platforms. Our product lineup includes a mix of licensed-brand and original IP-based games that are as fun to talk about, as they are to play,” stated Soul and Vibe Interactive CEO and President, Peter Anthony Chiodo.

Mr. Chiodo is an award-winning 22-year veteran of the video and computer game industry who has released over 200 games. From 2003 to 2011 he was Director of Product Development for Destineer Games, where he led the development of games and engine technologies, both internal and external, for consoles and personal computers. Mr. Chiodo created and implemented a development process that resulted in the release of more than 100 frontline and “casual” games over 4 years and managed a 35-person internal development studio. The studio’s products secured a capital raise of over $12 Million. This was the second largest capital raise in the interactive industry for 2006. Mr. Chiodo and his team developed commercial games and "serious games" training tools and simulations for the United States Marine Corps and various branches of the United States Federal Government. Mr. Chiodo served as a Program Manager at Microsoft Corporation from 2000 through 2003, where he led internal teams from engine and game prototype to project green light and release for the original Xbox, and helped coordinate the localization of Xbox launch software for European and Japanese markets. Mr. Chiodo has also served as a consultant to software companies developing "serious games" training tools and simulations that help physicians and nurses provide care to patients suffering from chronic diseases.

*PricewaterhouseCoopers reports consumer spending on console, mobile, and personal computer game software topped $56 billion in 2010 and is projected to grow to $82 billion by 2015.

About Soul and Vibe Interactive Inc.

Soul and Vibe Interactive Inc. is a publisher of games and games-related content for consoles, mobile devices, and personal computers addressing a $56 billion market projected to grow to $82 billion by 2015. The Company specializes in the creation of original intellectual properties and has extensive experience licensing world-renowned brands from influential companies. Soul and Vibe has a license agreement with General Mills, and game development and publishing agreements for the Xbox 360® video game and entertainment system, Windows 8, Windows Live, and Windows Phone from Microsoft, and the PlayStation® 3 computer entertainment system and PlayStation® Vita (PS Vita) from Sony. Through partnerships with technically sophisticated software developers located all over the world, Soul and Vibe transforms unique concepts into engaging, highly accessible, and affordable games and entertainment experiences. www.soulandvibe.com.

Safe Harbor Statement

This press release contains information that constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, trends, analysis, and other information contained in this press release, including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions of opinion, constitute forward-looking statements. Any such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from any future results described within the forward-looking statements. Risk factors that could contribute to such differences include those matters more fully disclosed in the Company's reports filed with the Securities and Exchange Commission. The forward-looking information provided herein represents the Company's estimates as of the date of the press release, and subsequent events and developments may cause the Company's estimates to change. The Company specifically disclaims any obligation to update the forward-looking information in the future. Therefore, this forward-looking information should not be relied upon as representing the Company's estimates of its future financial performance as of any date subsequent to the date of this press release.

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soul@irthcommunications.com

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